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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS

THERETO FILED PURSUANT TO 13d-2(b)

(Amendment No.     )1

E2open, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

29788A104

(CUSIP Number)

12/31/12

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

1	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29788A104	13G	Page 2 of 9

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Crosspoint Venture Partners 2000, LP, a Delaware Limited Partnership (“CVP 2000”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 432,176
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 432,176
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 432,176
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 1.7%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 29788A104	13G	Page 3 of 9

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Crosspoint Venture Partners 2000 Q, LP, a Delaware Limited Partnership (“CVP 2000 Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
	6	SHARED VOTING POWER 3,768,390
	7	SOLE DISPOSITIVE POWER -0-
	8	SHARED DISPOSITIVE POWER 3,768,390
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,768,390
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 15.0%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 29788A104	13G	Page 4 of 9

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) Crosspoint Associates 2000, LLC, a Delaware limited liability company (“CA 2000”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER -0-
6

SHARED VOTING POWER

4,200,566 shares, of which 432,176 shares are directly held by CVP 2000, 3,768,390 shares are directly held by CVP 2000 Q. CA 2000 is the general partner of CVP 2000, and CVP 2000 Q.

	7	SOLE DISPOSITIVE POWER -0-
8

SHARED DISPOSITIVE POWER

4,200,566 shares, of which 432,176 shares are directly held by CVP 2000, 3,768,390 shares are directly held by CVP 2000 Q. CA 2000 is the general partner of CVP 2000, and CVP 2000 Q.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,200,566
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 16.8%
12	TYPE OF REPORTING PERSON* PN

CUSIP No. 29788A104	13G	Page 5 of 9

1	NAME OF REPORTING PERSON I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) John B. Mumford
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States citizen
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 1,205,609 shares are directly held by B&M Ventures. Mr. Mumford is the sole managing member of B&M Ventures and has sole voting and dispositive powers.
6

SHARED VOTING POWER

4,200,566 shares, of which 432,176 shares are directly held by CVP 2000, 3,768,390 shares are directly held by CVP 2000 Q. CA 2000 is the general partner of CVP 2000, and CVP 2000 Q. Mr. Mumford is a managing member of CA 2000. Mr. Mumford disclaims beneficial ownership of the shares held directly by CVP 2000 and CVP 2000 Q.

	7	SOLE DISPOSITIVE POWER 1,205,609 shares are directly held by B&M Ventures. Mr. Mumford is the sole managing member of B&M Ventures and has sole voting and dispositive powers.
8

SHARED DISPOSITIVE POWER

4,200,566 shares, of which 432,176 shares are directly held by CVP 2000, 3,768,390 shares are directly held by CVP 2000 Q. CA 2000 is the general partner of CVP 2000, and CVP 2000 Q. Mr. Mumford is a managing member of CA 2000. Mr. Mumford disclaims beneficial ownership of the shares held directly by CVP 2000 and CVP 2000 Q.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,406,175
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 21.6%
12	TYPE OF REPORTING PERSON* IN

CUSIP No. 29788A104	13G	Page 6 of 9

Item 1(a)	Name of Issuer:

E2open, Inc.

Item 1(b)	Address of Issuer’s Principal Executive Offices:

4100 East Third Avenue, Suite 400

Foster City, CA 94404

Item 2(a)	Name of Person Filing:

Crosspoint Venture Partners 2000, LP

Crosspoint Venture Partners 2000 Q, LP

Crosspoint Associates 2000, LLC

John B. Mumford

Item 2(b)	Address of Principal Business Office or, if None, Residence:

670 Woodside Road

Redwood City, CA 94061

Item 2(c)	Citizenship:

The entities listed in Item 2(a) are Delaware Limited Partnerships and Delaware Limited Liability Companies. The individual listed in Item 2(a) is a United States citizen.

Item 2(d)	Title of Class of Securities:

Common Stock

Item 2(e)	CUSIP Number:

29788A104

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check whether the Person Filing is:

Not applicable.

Item 4.	Ownership.

See Items 5-11 of cover sheets hereto

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐. Not Applicable

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable

Item 8.	Identification and Classification of Members of the Group.

Not Applicable

Item 9.	Notice of Dissolution of Group.

Not Applicable

CUSIP No. 29788A104	13G	Page 7 of 9

Item 10.	Certifications.

Not Applicable

[The remainder of this page intentionally left blank.]

CUSIP No. 29788A104	13G	Page 8 of 9

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 5, 2013

John B. Mumford

Signature	/s/ Dede Barsotti
Dede Barsotti, Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 2000, LP, A DELAWARE LIMITED PARTNERSHIP
CROSSPOINT VENTURE PARTNERS 2000 Q, LP, A DELAWARE LIMITED PARTNERSHIP

By: Crosspoint Associates 2000, LLC, a Delaware Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CROSSPOINT ASSOCIATES 2000, LLC, A DELAWARE LIMITED LIABILITY COMPANY

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CUSIP No. 825211 10 5	13G	Page 9 of 9

EXHIBIT A

Agreement of Joint Filing

The undersigned hereby agree that they are filing jointly pursuant to Rule 13d-1 of the Act the statement dated February 5, 2013 containing the information required by Schedule 13G, for the securities of E2open, Inc., held by Crosspoint Venture Partners 2000, LP, and Crosspoint Venture Partners 2000 Q, LP, each a Delaware limited partnership, and with respect to the general partners, such other holdings as may be reported therein.

John B. Mumford

Signature	/s/ Dede Barsotti
Dede Barsotti,
Attorney-in-Fact

CROSSPOINT VENTURE PARTNERS 2000, LP, A DELAWARE LIMITED PARTNERSHIP
CROSSPOINT VENTURE PARTNERS 2000 Q, LP, A DELAWARE LIMITED PARTNERSHIP

By: Crosspoint Associates 2000, LLC, a Delaware Limited Liability Company, its General Partner

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact

CROSSPOINT ASSOCIATES 2000, LLC, A DELAWARE LIMITED LIABILITY COMPANY

Signature	/s/ Dede Barsotti

Dede Barsotti, Attorney-in-Fact